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          AMENDMENT NO. 1 TO THE AMENDED AND RESTATED RIGHTS AGREEMENT

      THIS AMENDMENT NO. 1 (this "Amendment") to the Amended and Restated Rights Agreement (the "Rights Agreement"), entered into as of August 31, 2002, by and between Gartner, Inc., a Delaware corporation (f/k/a Gartner Group, Inc.) (the "Company") and Mellon Investor Services LLC, a New Jersey limited liability company, as successor Rights Agent of Fleet National Bank (the "Rights Agent"), is made as of June 30, 2003, by and between the Company and the Rights Agent.

      WHEREAS, Section 27 of the Rights Agreement provides, among other things, that the Company, at any time prior to the occurrence of a Distribution Date, may amend the Rights Agreement in any respect without the approval of any holders of Rights and the Rights Agent shall, if the Company so directs, execute such amendment.

      WHEREAS, the Company deems it advisable to amend the Rights Agreement, as specified herein.

      NOW THEREFORE, INTENDING TO BE LEGALLY BOUND, and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1. Certain Definitions. Capitalized terms used herein without definition are used herein as defined in the Rights Agreement.

2. Amendment to the Rights Agreement. The Rights Agreement is amended by deleting the first sentence in the definition of "Acquiring Person" in Section 1(a) of the Rights Agreement and replacing it with a new first sentence, which shall read in full as follows:

"Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of (i) 20% or more of the Class A Common Shares then outstanding, or (ii) 20% of the Class B Common Shares then outstanding, or (iii) 20% of the Company's Common Shares then outstanding (each such share ownership amount herein referred to as a "Threshold Amount"), but shall not include any Excluded Person (as such term is hereinafter defined) or any Excepted Person (as such term is hereinafter defined) but in the case of an Excepted Person only for so long as such Person continues to meet the definition of an Excepted Person, as determined by the Board of Directors of the Company in its good faith discretion.

3. Officer Certification. In accordance with Section 27 of the Rights Agreement, the undersigned officer of the Company hereby certifies to and for the benefit of the Rights Agent that this Amendment (i) complies with the terms of Section 27 of the Rights Agreement and (ii) does not affect the Rights Agent's own rights, duties, immunities, liabilities or obligations under the Rights Agreement.

4. Effect of Amendment. Except as expressly amended herein, the Rights Agreement shall remain in full force and effect.

5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such


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State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.


IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date specified above.

                                        GARTNER, INC.

                                        By: /s/ Michael D. Fleisher
                                        Print Name: Michael D. Fleisher
                                        Title: Chief Executive Officer

                                        MELLON INVESTOR SERVICES LLC

                                        By: /s/ Thomas R. Watt
                                        Print Name: Thomas R. Watt
                                        Title: Vice President


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